EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (the “Separation Agreement”) is made and entered into by and between Pike Electric, Inc. (the “Company”), a North Carolina Corporation and Mark Castenada (the “Executive”), an individual domiciled in the State of North Carolina (collectively the “Parties”), this the 31st day of October, 2006.
     Whereas, the Executive has been employed by the Company as its Vice President and Chief Financial Officer under an employment agreement whose effective date is October 18, 2004 (the “Employment Agreement,” an unsigned copy of which is attached hereto as Exhibit A and incorporated herein by reference in its entirety);
     Whereas, for sound business reasons affecting, and in the best interest of, both the Executive and the Company, Executive has submitted his resignation as Vice-President and Chief Financial Officer of Pike Electric, Inc.
     Whereas, the Company and the Executive do not anticipate that there will be any disputes between them or legal claims arising out of the Executive’s separation from the Company, but nevertheless desire to ensure a completely amicable parting and wish to settle fully and finally any and all differences and claims that might arise out of the Executive’s employment with the Company and the termination of that employment;
     Whereas, the Employment Agreement does not provide for the option of receiving severance or continuation pay in a lump sum; and
     Now, therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
     1. Employment Agreement. Executive hereby affirms that Exhibit A is a true and authentic copy of the Employment Agreement entered into and thereafter performed by the parties and that the Employment Agreement has been terminated according to its terms.
     2. Resignation. Executive has resigned from his position as Vice President and Chief Financial Officer.
     3. Continued Pay. The Company agrees to provide the Executive with a lump sum payment of $812,032.00 on February 19, 2007 (reduced by applicable taxes and any salary payments already made since August 18, 2006) in lieu of the periodic salary payments that would otherwise be paid under the Employment Agreement for a period of twenty four (24) months commencing August 18, 2006.
     4. Continued Benefits. The Company agrees to provide insurance coverage at the same benefit level to which Executive was entitled as of his last day of employment with the Company for a period of twelve (12) months following August 18, 2006.
     5. Non-Disclosure; Non-Solicitation; Non-Competition. The Executive understands and agrees that any breach of the covenants of Non-Disclosure, Non-Solicitation and Non-Competition contained in the Employment Agreement shall also be a breach of this Separation Agreement, voiding all obligations of the Company under this Separation Agreement and the Employment Agreement.
     6. Confidentiality. The Parties agree to keep the facts and terms of this Separation Agreement in strict confidence and to refrain from making any negative or critical remarks about each other.

     7. Release of Claims. In consideration for the benefits and other promises contained herein, and as a material inducement to the Company to enter this Separation Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (the “Releasees”) from any and all claims, demands or liabilities whatsoever, other than for breach of this Agreement, whether known or unknown by Executive, which Executive ever had or may now have against the Releasees or any of them, including, without limitation, any claims, demands or liabilities (including attorneys’ fees and other costs of dispute resolution actually incurred), arising from Executive’s employment by and resignation from the Company continuing through the date of Executive’s resignation. This Release expressly covers, but is not limited to any claims that Executive might raise under any state or federal law prohibiting discrimination in employment on the basis of age or on any other basis prohibited by law or any claims that Executive might raise under the Employment Agreement.
     8. Sale of Stock. Executive acknowledges that he may have had access to material nonpublic information regarding the Company’s financial status prior to the end of Company’s first quarter and to avoid the possibility or appearance of impropriety agrees not to sell any of his shares of Company’s stock into the market until three (3) days after issuance of Company’s first quarter earnings release.
     9. No Admission of Wrongdoing. This Separation Agreement shall not in any way be construed as an admission by the Releasees of any acts of wrongdoing whatsoever against Executive or any other person.
     10. Entire Agreement; Conflicts. This Separation Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof, except any agreements under which stock options have previously become fully vested. It is intended that there should be no conflict between the provisions of this Separation Agreement and the Employment Agreement, but should any such conflict exist, the Parties intend that this Separation Agreement shall control.
     11. Dispute Resolution. Any and all disputes arising under this Separation Agreement shall, if not settled by direct negotiation between the Parties, be subject to non-binding mediation before an independent mediator selected by the parties and compensated directly by the parties, which mediation shall be conducted pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”) in effect on the date of the first notice of demand for mediation. In the event the dispute is not settled through mediation, the Parties shall proceed to binding arbitration before a single independent arbitrator selected by the parties and compensated directly by the parties, which arbitration shall be conducted pursuant to the AAA Rules. The law to be applied in this arbitration shall be that of the State of North Carolina.
     The Executive has read and carefully considered this Separation Agreement and the general release it contains, has had an opportunity to ask questions about it and has had any questions answered to his satisfaction. Further the Company has indicated that Executive is free to discuss this Separation Agreement with his family and his attorney. Executive is signing this Separation Agreement knowledgably, voluntarily and without coercion of any kind.

Executive:	Company:
/s/ Mark Castenada	Pike Electric, Inc., a North Carolina Corporation
Mark Castenada

	By:	/s/ James R. Fox

Name: James R. Fox Title: Vice President and General Counsel

2

EXHIBIT A
EMPLOYMENT AGREEMENT
ARTICLE I
EMPLOYMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the [*] day of October, 2004, by and between PIKE ELECTRIC, INC., a North Carolina corporation (hereinafter, “Employer”) and MARK CASTANEDA, an individual domiciled in the State of North Carolina (hereinafter, “Executive”).
     Section 1.1 Position. Employer hereby hires Executive as Chief Financial Officer of Employer. Executive shall perform the duties of his position s determined by the Board of Directors of Employer (hereinafter the “Board”), including responsibility for financial and managerial reporting, strategic planning, accounting, payroll, taxes, management information systems, mergers and acquisitions, regulatory reporting, banking relationships, financial systems and controls, acquisition integration, budgets and capital structure optimization, in accordance with the policies, practices and bylaws of Employer. Executive shall report directly to the chief Executive Officer of Employer.
     Section 1.2 Time and Effort. Executive shall serve Employer faithfully, loyally, honestly and to the best of his ability. Executive shall devote all his business time and best efforts to the performance of his duties on behalf of Employer. During his term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Board, engage in any outside employment or in any activity competitive with or adverse to Employer’s business practice or affairs. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs, which may include service on other board of directors as long as they do not conflict or interfere with the Executive’s responsibilities to Employer. Participation to a reasonable extent in civic, social or community activities is encouraged.
     Section 1.3 Term. The term (“Term”) of this Agreement shall commence on and as of the [date of this Agreement] [[___], 2004], and shall continue for a period of two years (hereinafter, the “Initial Term”). Thereafter, the term of this Agreement shall be automatically extended for additional one year periods (each, hereinafter, an “Additional Term”), subject to either party’s right to terminate this Agreement by giving the other party written notice of its intention to do so at least sixty (60) days prior to the expiration of the Initial Term or the Additional Term, as the case may be.
ARTICLE II
COMPENSATION
     Section 2.1 Base Salary. Employer agrees to pay Executive, and Executive agrees to accept, as compensation for the services and obligations set forth herein, base salary (hereinafter,

“Base Salary”) in cash equal to the sum of Four Hundred Thousand and no/100 dollars ($400,000.00) per year, which sum shall be paid to Executive by Employer, less any taxes required to be withheld under federal, state, and local law, in accordance with Employer’s standard payroll practices for executive personnel, as same may change from time to time. The amount of Base Salary shall be subject to adjustment as provided in Section 2.2 below.
     Section 2.2 Adjustments to Base Salary. Upward adjustments to Executive’s Base Salary shall be determined by the Board in their sole discretion. For so long as Executive is employed by Employer there shall be no reductions in Executive’s Base Salary.
     Section 2.3 Additional Compensation. Executive shall further be eligible to participate in the existing management incentive plans of Employer to the extent such plans continue in effect (as determined in the discretion of the Board), and to receive such additional compensation (including equity-based compensation) as may be provided by such plans from time to time or as otherwise approved by the Board.
     Section 2.4 Stock Options (a) Subject to the, provisions of this Section 2.4, Executive shill be entitled to retrieve from Employer (i) an option (the “Plan A Option”) to purchase 5,905 whole shares of common stock, no par value of Pike Holdings, Inc. (“Shares”), which option shall be granted under the Pike Holdings, Inc. 2002 Stock Option Plan A (“Option Plan A), and (ii) an option (the “Plan B Option” and, together with the Plan A Option, the “Options”) to purchase 2,531 Shares, which option shall be granted under the Pike Holdings, Inc. 2002 Stock Option Plan B (“Option Plan B” and, together with Option Plan A, the “Option Plans’’). Each Option shall be evidenced by a stock option agreement as provided in the applicable Option Plan which shall be executed by Executive, and Executive shall have no right to receive an Option or to purchase any Shares unless and until Executive shall have delivered an executed counterpart of such agreement to Employer. Executive acknowledges and agrees that the Options and all his rights and obligations with respect thereto (including his right to receive the Options), shall be subject to the terms and conditions of the applicable Option Plan, including any stock option agreement executed pursuant thereto.
          (b) The purchase price per Share under the Options shall be $96.15, and each Option shall be exercisable in full or in increments of 500 Shares. Each Option shall become vested and exercisable (i) with respect to 50% of the Shares subject thereto upon the second anniversary of the date such Option is granted and (ii) with respect to 25% of the Shares subject thereto upon each of the third and fourth anniversaries of the date such Option is granted, provided that each such installment shall vest and become exercisable only if Executive has continued to serve as a full-time employee of Employer until the applicable anniversary. Each Option shall also become vested and exercisable upon the death or disability of Executive or upon the occurrence of certain transactions relating to Employer, in each case as described in the applicable Option Plan and stock option agreement.

ARTICLE III
EXECUTIVE BENEFITS
     Section 3.1 Employee Policy. Executive shall be entitled to all executive benefits currently offered or adopted by Employer during Executive’s employment with Employer, including equity-based compensation.
     Section 3.2 Business Expenses. Employer will reimburse Executive for all reasonably incurred business expenses, subject to the travel and expense policy established by the Employer from time to time, incurred by Executive in the performance of Executive’s duties pursuant to this Agreement (including dues and subscriptions to professional organizations), provided that Executive furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures.
     Section 3.3 Vacation and Sick Days. Executive shall be entitled to a number of days of paid vacation during the 2004 calendar year to be agreed upon by Executive and Employer and shall be entitled to fifteen (15) paid vacation days during each subsequent calendar year. In addition, Executive shall be entitled to paid holidays and paid sick days on the same basis as other executive personnel of Employer.
ARTICLE IV
TERMINATION
     Section 4.1 For Cause. Employer may termite Executive’s employment hereunder for “Cause”. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) Executive’s conviction of a felony, (ii) Executive’s use or possession of alcoholic beverages or any controlled substance during work hours or while on Employer or current or prospective customer property or working while under the influence of alcoholic beverages or controlled substances, other than possession of any controlled substance for which Executive has a valid prescription from a physician, or (iii) Executive’s theft or intentional misappropriation of Employer’s funds or property.
     Section 4.2 Termination by Executive. Executive may terminate this Agreement and his employment for “Good Reason” by giving written notice to Employer within sixty (60) days, of such longer period as may be mutually agreed to in writing by Executive and Employer, of Executive’s receipt of notice of the occurrence of any event constituting “Good Reason,” as described below.
     Executive shall have “Good Reason” to terminate this Agreement and his employment upon the occurrence of any of the following events within three (3) years of the occurrence of a Change in Control: (a) Executive is assigned any duties or responsibilities that are inconsistent, in any material respect, with the scope of duties and responsibilities associated with his position and office as described in Section 1.1 above; (b) Executive suffers a reduction in Base Salary in violation of Section 2.2. above; (c) J. Eric Pike ceases to be the Chief Executive Officer of Employer; or (d) Executive is required to relocate to an employment location that is more than 50 miles from Winston-Salem, North Carolina. If Executive terminates this Agreement and his employment under this Agreement for “Good Reason”, Executive shall be entitled to receive Severance Benefits pursuant to ARTICLE V.
ARTICLE V
SEVERANCE BENEFITS
     Section 5.1 Triggering Events. If this Agreement is terminated by Employer without Cause, or if Executive elects to terminate this Agreement for “Good Reason” pursuant to Section 4.2 above (each, hereinafter, a “Termination Event”); Executive shall receive the “Severance Benefits” provided by this ARTICLE V.
     Section 5.2 Severance Benefits. The Executive’s “Severance Benefits” shall consist of (a) the continuation of the Executive’s Base Salary determined in accordance with Section 2.1 above for a period of 24 months beginning immediately following the date Executive incurs a Termination Event and (b) the continuation of any health, life, disability, or other benefits that Executive was receiving as of his last day of active employment with Employer for a period of 12 months beginning immediately following the date Executive incurs a Termination Event.
     Section 5.3 Termination of Severance Benefits. Severance Benefits shall immediately cease if Executive commits a violation of any of tree terms of this Agreement relating to confidentiality, non-disclosure and non-solicitation.
ARTICLE VI
CONFIDENTIAL INFORMATION
     Section 6.1 Confidential Information. Executive hereby acknowledges that in order to perform his duties as an Executive of Employer, he has received; and will in the future be given access to, certain confidential, secret, and proprietary information in the form of records, data, specifications, formulas, technology, inventions, devices, products, methods, know-how, processes, financial data, customer and/or vendor information and practices, customer lists, cost information, executive information, and trade secrets (hereafter collectively “Confidential Information”) developed and owned by Employer concerning the business, products and/or services of Employer.
     Section 6.2 Non-Disclosure. Except as otherwise specifically provide herein, Executive will not, directly or indirectly, disclose or utilize, or cause or permit to be disclosed or utilized, to any person or any entity whatsoever any Confidential Information acquired pursuant to his employment with Employer (whether acquired prior to or subsequent to the execution of this Agreement) under this Agreement or otherwise, including the existence and contents of this Agreement.
     Section 6.3 Permitted Disclosure. Executive may utilize the Confidential Information only to the extent reasonably necessary and required in the discharge of his duties as an Executive of Employer.
     Section 6.4 Return of Information. Executive will immediately, upon the request of Employer, return to Employer all originals, copies, or other embodiments of any Confidential

Information received under this Agreement or otherwise. Executive will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned.
     Section 6.5 Non-Solicitation. For 24 months after termination of his employment, Executive shall not, and shall ensure that any entity he is employed by or otherwise affiliated with shall not, employ any member of senior management employed by Employer during the Term or solicit the business of any client or customer of Employer.
     Section 6.6 Non-Competition. In connection with the execution of this Agreement, Executive shall execute and deliver and shall agree to be bound by the terms and conditions of a Non-Compete Agreement in the form attached hereto as Exhibit B, and, in the event Executive commits a violation of any such terms and condition, the Severance Benefit shall immediately cease.
ARTICLE VII
PROPRIETARY INTEREST
     All books, records and other documents relating to the business and customer accounts of Employer, whether prepared by Executive or otherwise coming into his possession, shall be and remain the exclusive property of Employer and Executive shall not, during the Term or thereafter, directly or indirectly, assert any interest or property rights therein. Upon termination of this Agreement, all books, records and other documents shall immediately be returned to Employer.
ARTICLE VIII
DEATH AND DISABILITY
     Section 8.1 Death. This Agreement and Executive’s employment hereunder shall terminate, at the election of Employer, upon the death or legal incapacity of Executive.
     Section 8.2 Disability. If, based upon independent medical advice by a competent medical authority mutually and reasonably agreed upon by the parties hereto, the Board determines that due to physical or mental illness Executive is unable to perform his customary duties hereunder for a period in excess of (i) one hundred twenty (120) consecutive business days, and if, within five (5) days of written notice of the expiration of such one hundred twenty (120) day period, Executive shall not have returned to the performance of his duties on a full-time basis, or (ii) one hundred thirty (130) business days in any consecutive twelve (12) month period, then Employer may terminate Executive’s employment hereunder. During such one hundred twenty (120) day and one hundred thirty (130) day periods, as the case may be, Executive shall continue to receive one hundred percent (100%) of his base Salary as specified in Article II, and al benefits as specified in Article III.
     Section 8.3 Termination Benefits. Upon the, termination of Executive’s employment pursuant to Section 8.1 or 8.2 above, Employer shall pay to Executive or Executive’s estate, as applicable, Executive’s Base Salary for a period of ninety (90) days after the date of such termination.

ARTICLE IX
NOTICE
     All notices, requests, demands and other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telegram or mailed first class, postage prepaid or by registered or certified mail as follows:

If to Employer:	Pike Electric, Inc. 100 Pike Way Mt. Airy, NC 27030

with copies to:	LGB Pike LLC.
c/o Goldberg Lindsay & Co. LLC
630 Fifth Avenue, 30th Floor
New York, NY 10111,
Attention: Adam Godfrey
Telecopy: (212) 651-1101

Cravath Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: Richard Hall, Esq.
Telecopy: (212) 474-3700

If to Executive	Mark Castaneda 7941 Lasley Forest Road Lewisville, NC 27023
The parties may change the address to which notices under this Agreement shall be sent by providing written notice to the other in the manner specified above.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Delegation of Duties. Executive may not assign or delegate the services and obligations he is required to perform under this Agreement. The parties agree that any attempt by Executive to delegate his duties hereunder shall be null and void.
     Section 10.2 Amendment. This Agreement may be modified or only by and to the extent of the written agreement of Employer and Executive.
     Section 10.3 Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Employer.
     Section 10.4 Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes any prior written or oral agreement between them relating to the subject matter contained herein.

     Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.
     Section 10.6 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 10.7 Indemnity. Executive shall be indemnified in his position to the fullest extent permitted or required by the laws of the State of North Carolina.
ARTICLE XI
DISPUTE RESOLUTION
     Section 11.1 Mediation. Any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either patty hereto, shall, if not settled by negotiation, be subject to non-binding mediation under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for mediation, before an independent mediator selected by the parties pursuant to Section 11.4. Notwithstanding the foregoing, both Executive and Employer may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of be proceedings described in this ARTICLE XI. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Employer, or at the last known residence address of Executive, respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Forsyth County, North Carolina, within thirty (30) days of the date of selection or appointment of the mediator.
     Section 11.2 Arbitration. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to Section 11.4. The mediator shall not serve as arbitrator. The arbitration hearing shall occur at a time and place convenient to the parties in Forsyth County, North Carolina, within thirty (30) days of the date of selection or appointment of the arbitrator. The arbitration shall be governed by the rules of the AAA in effect on the date of the first notice of demand for arbitration. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.
     Section 11.3 Damages. In cases of breach of contract or policy, damages shall be limited to contract damages. The arbitrator may award fees to the prevailing party and assess costs of the arbitration to the prevailing party.
     Section 11.4 Selection of Mediators or Arbitrators. The parties shall select the mediator or arbitrator from a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within ten (10) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Employer from AAA. Executive shall have the first strike.
     IN WITNESS WHEREOF, the parties have executed this Agreement, in one or more counterparts which, taken together, shall constitute one agreement.

EMPLOYER:	EMPLOYER:

PIKE ELECTRIC, INC., a North Carolina corporation,	PIKE ELECTRIC, INC., a North Carolina corporation,

By:	By:

Name:	Name:
Title:	Title:

EXECUTIVE:

Mark Castaneda